THE HANOVER INSURANCE GROUP, INC. ESTIMATES IMPACT FROM THIRD QUARTER HURRICANE ACTIVITY AND REPORTS INFORMATION ON FINANCIAL HOLDINGS

WORCESTER, Mass., October 10, 2008 - The Hanover Insurance Group, Inc.

(NYSE: THG) today announced estimated third quarter losses from hurricanes Gustav, Ike and other weather-related catastrophe events, and provided information on financial holdings.

The Hanover estimated its pre-tax loss resulting from all catastrophe events in the third quarter of 2008 to be in the range of $95 to $100 million. “Hurricane and related storm activity during the third quarter created significant demands on the industry and our company, with total losses for all storms likely to be well over $15 billion industry-wide,” said Frederick H. Eppinger, chief executive officer of The Hanover. “While both Hurricane Gustav and Hurricane Ike were significant, Ike is turning out to be a much wider-reaching storm due to its broad path and attendant effects through the Midwest and Michigan. Our people have been working tirelessly to deliver on the promises we’ve made to our agent partners and their customers, helping them recover as much and as quickly as possible.”

“While the storms will have an adverse impact on our financial results in the short term, our response to the needs of our agent partners and their customers again demonstrates our ability to deliver, which will benefit our organization over the long term,” he said.

Financial Holdings

The company also reported that as of September 30, 2008, its investment portfolio included book values of $20.9 million of debt in Lehman Brothers and $17.3 million of debt in Washington Mutual. Both of these securities are deemed to be substantially and permanently impaired.

The remainder of the company’s investment portfolio consists principally of investment grade fixed-income securities. As of September 30, 2008, preferred and common equity securities represented 1.5% of total invested assets. Aggregate holdings of financial issuer debt, which is all investment grade, consisted of approximately $800 million at book value and approximately $680 million at fair value, without further consideration for potential third quarter impairments. While the unprecedented events in the current financial markets make the impairment process complex, management believes a substantial portion of the unrealized loss is temporary, giving consideration to the standing of the assets in question with regard to seniority, guarantees, duration, and anticipated long-term economic value. The company will disclose the amount of impairments as a part of its quarterly earnings process.

“Despite high third quarter catastrophe losses industry-wide and with many companies impacted by the unprecedented disruption in the financial markets in recent weeks, The Hanover remains in excellent financial condition,” said Eppinger. “Our balance sheet, capital and liquidity positions are extremely strong. We remain committed to our key business strategies, and are confident that with the successful execution of these strategies, we will continue to be recognized as one of the very best companies in our business.”

Forward-Looking Statements

The company’s estimate of catastrophe losses for the third quarter 2008 and statements regarding certain financial holdings and potential impairments, as well as statements regarding our balance sheet, capital and liquidity positions are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The company cautions investors that any such forward-looking statements are estimates which involve significant judgment and actual results could differ materially. Investors should consider the risks and uncertainties in our business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates; (ii) the complexity of estimating losses from large catastrophe events where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial turmoil on the value of our investment portfolio and future investment income, including the amount of realized losses and impairments which will be recognized in future financial reports; (iv) the uncertainties in current circumstances of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) the impact on our capital and liquidity of the current financial turmoil; and (vi) variations in our current estimates that may change as the company finalizes third quarter and future financial results.

In addition, investors should consider the risks and uncertainties further discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investor Relations.”

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

CONTACTS:
Investors	Media
Sujata Mutalik	Michael Buckley
smutalik@hanover.com	mibuckley@hanover.com
(508) 855-3457	(508) 855-3099

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